                                                                   EXHIBIT 10.26


                            EXPLORATION PARTICIPATION
                                    AGREEMENT

                                 By and Between

                           El Paso Production Company


                                       And


                           Ramshorn Investments, Inc.



                               CATAPULT PROSPECTS

                                 Florence Canal
                                 Blackfish Lake
                                 Little Lake S.

                            EXPLORATION PARTICIPATION
                                    AGREEMENT

This Exploration Participation Agreement is dated as of November 6, 2003, and is by and between El Paso Production Company ("EL PASO") and Ramshorn Investments, Inc. ("PARTICIPANT"), hereinafter referred to singularly as "Party" and jointly as "Parties."


                                    RECITALS

WHEREAS, El Paso represents, but does not warrant, that it is the owner of a working interest in various oil and gas leases and lease options located within the Prospects as are more fully described in Exhibits A-1 through A-3; and

WHEREAS, Participant has expressed a desire to earn an interest in the Prospects and participate in the joint exploration and development of the Prospects as described in Exhibits A-1 through A-3 and establish areas of mutual interest.

NOW, THEREFORE, in consideration of the premises and of the mutual promises exchanged and contained within this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    SECTION 1
                                    EXHIBITS

All references in this Agreement to Exhibits without further qualification shall mean the Exhibits listed below and attached to this Agreement. Each of the Exhibits listed below are made part of this Agreement and shall be deemed incorporated into this Agreement by this reference as if the full text of each Exhibit were contained within the body of this Agreement. If any provision of any Exhibit is inconsistent with any provision contained in the body of this Agreement, then the provisions in the body of this Agreement shall prevail.

   Exhibit A-1    -   Florence Canal            Plat and lease schedule
   Exhibit A-2    -   Blackfish Lake            Plat and lease schedule
   Exhibit A-3    -   Little Lake S.            Plat and lease schedule
   Exhibit B      -   Commitment Well List
   Exhibit C      -   Joint Operating Agreement
   Exhibit D      -   Form of Assignment
   Exhibit E      -   Overriding Royalty Interests and other Burdens

                                    SECTION 2
                                   DEFINITIONS

As used in this Agreement, the following terms have the meanings here ascribed to them.

2.1 "AFE" means the authority for expenditure which sets forth the estimated cost of drilling and completing an oil and gas well.

2.2 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities or by contract or otherwise. "Person" means an individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, unincorporated association, nominee, joint venture or other entity.

2.3 "Agreement" means this Exploration Participation Agreement, together with its attached Exhibits.

2.4 "Area of mutual interest" or "AMI" means the land within the heavy blue line marked on the relevant plat, being one of the plats attached hereto as Exhibits A-1 through A-3. There are three (3) AMI's covered by this Agreement.

2.5 "Casing Point" means the point in time when a Commitment Well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to Participant, and El Paso has given notice to Participant that El Paso desires attempt to set casing and complete such Commitment Well.

2.6 To "commence" a well means to have a drilling rig on location and to commence turning the drill bit to the right.

2.7 "Commitment Wells" means the wells described on Exhibit "B". Each of these wells will be considered an "Initial Well" as that term is described in article VI A of the Operating Agreement.

2.8 "Effective Date" means September 1, 2003.

2.9 "El Paso" is defined on page 1.

2.10 "El Paso's Original Share" means El Paso's cost bearing interest in a Commitment Well based upon El Paso's interest in the Leases covering such Commitment Well prior to the assignment to Participant described in subsection 3.3.

2.11 "Estimated Drilling Cost" means the good faith estimate of costs to drill and log a Commitment Well to the total objective depth, as set forth in the AFE for a Commitment Well.

2.12 "Estimated P&A Cost" means El Paso's good faith estimate of the plugging and abandonment costs for a Commitment Well.

2.13 "Leases" means oil and gas leases, mineral interests, royalty interests, net profits interests, options or agreements to acquire or earn the foregoing such as farmins, farmouts, participation agreements and similar agreements.

2.14 "Oil and Gas" (whether capitalized or not) means the oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith and all other liquid or gaseous hydrocarbons.

2.15 "Operating Agreement" means the applicable operating agreements covering a Prospect, the form of which is attached hereto as Exhibit B.

2.16 "Participant" is defined on page 1.

2.17 "Party" and "Parties" are defined on page 1.

2.18 "Prospect" means the land within the heavy blue line marked on the relevant plat, being one of the plats attached hereto as Exhibits A-1 through A-3. There are three (3) Prospects covered by this Agreement.

                                    SECTION 3
                        PARTICIPATION IN COMMITMENT WELLS

3.1 COMMITMENT WELLS: Participant agrees to participate in the Commitment Wells proposed by El Paso on or before September 1, 2004 and which are commenced on or before December 31, 2004. Participant shall not have the option to elect not to participate in the drilling of a Commitment Well even if the relevant Operating Agreement or the AFE has a provision that purports to allow Participant to elect not to participate. Participant shall not have the right to make any other elections set forth in the relevant Operating Agreement regarding such Commitment Well until such Commitment Well has been drilled to the Casing Point. At Casing Point, Participant may elect to participate in the completion of such Commitment Well as provided in the relevant Operating Agreement. These restrictions apply only to the Commitment Wells.

Participant assumes the liability for and shall pay El Paso for TWENTY-FIVE percent (25%) of El Paso's Original Share of the cost of drilling each Commitment Well to the Casing Point and plugging and abandoning any Commitment Well that is a dry hole, including but not limited to the cost of sidetracking, deepening, well control, environmental remediation and any unanticipated costs. If El Paso receives either a direct refund of any of these costs from a third party or insurance proceeds that includes Participants share of such costs, then Participant will benefit to the same percentage that they paid for such costs.

El Paso shall have the sole right to determine the final design, location, and depth of each Commitment Well. El Paso shall propose a Commitment Well by submitting an AFE for such well to Participant.

3.2 PAYMENT. Within five (5) days of the receipt of the AFE for a Commitment Well, Participant will pay by wire transfer an amount equal to TWENTY-FIVE percent (25%) of El Paso's Original Share of the Estimated Drilling Cost. Within five (5) days of the receipt of a notice from El Paso that a Commitment Well will be plugged and abandoned as a dry hole, Participant will pay by wire transfer an amount equal to TWENTY-FIVE percent (25%) of the Estimated P&A Cost as set forth in such notice. If a Commitment Well is drilled to the Casing Point, then all subsequent costs to set casing and attempt to complete the well or to conduct other operations will be paid in accordance with the relevant Operating Agreement. If Participant elects not to participate in the completion attempt, then it will be subject to the non-consent provisions of the relevant Operating Agreement.

If the actual cost of drilling a Commitment Well to the Casing Point and plugging and abandoning the Commitment Well if it is a dry hole, is not equal to the sum of the Estimated Drilling Cost and Estimated P&A Cost paid by Participant with respect to that well, then El Paso will invoice Participant for TWENTY-FIVE percent (25%) of El Paso's Original Share of the amount by which actual costs exceed such Estimated Costs or refund to Participant TWENTY-FIVE percent (25%) of El Paso's Original Share of the amount by which such Estimated Costs exceed actual costs. Such invoice or refund shall occur within 15 days after the date on which the amount of such invoice or refund can be calculated.

3.3 INTERESTS EARNED AND ASSIGNMENT. By participating in a Commitment Well, timely paying Estimated Drilling Cost for such Commitment Well, and timely executing and delivering the Operating Agreement for the relevant Prospect to El Paso, Participant shall earn an undivided TWELVE-AND-ONE-HALF percent (12.5%) of El Paso's Original Share in the Leases in the Prospect in which such Commitment Well is located. Within 5 days after receipt of payment of the Estimated Drilling Cost for such Commitment Well, and the execution and delivery by Participant of the Operating Agreement for the Prospect in which such Commitment Well is located, El Paso will execute and record an assignment conveying an undivided TWELVE-AND-ONE-HALF percent (12.5%) of El Paso's Original Share in and to the Leases described on the relevant Prospect Exhibit attached hereto plus any additional Leases that may be acquired by El Paso within such Prospect prior to the date of such assignment. Any Leases that have expired before the date of such assignment shall be excluded from the assignment. The assignment will be on the form of the assignment attached hereto as Exhibit "D". El Paso shall assign its interest free of any retained override, production payment or net profits payable to or any burden created by El Paso or any Affiliate of El Paso. The Assignment will be made WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED EXCEPT THAT EL PASO WILL WARRANT TITLE AGAINST ALL CLAIMS BY, THROUGH OR UNDER EL PASO subject to the overriding royalty interests and other burdens described on Exhibit "E" which El Paso has previously assigned or is obligated to assign.

3.4 OPERATING AGREEMENTS. Except as otherwise provided herein, operations on each Prospect will be conducted pursuant to, and the relationship of the Parties with respect to each Prospect shall be governed by, the terms and provisions of the Operating Agreement for each Prospect, a model of which is attached as Exhibit "C." Participant shall pay its proportionate share of the costs of operations on the Prospect, other than as provided in Sections 3.1 and 3.2 above, based upon Participant's ownership interest in the relevant Leases. Each Operating

Agreement shall designate El Paso or an El Paso affiliate as operator. Should El Paso enter into an operating agreement with a third party on all or part of a Prospect prior to the execution of the Operating Agreement for such Prospect, then the Operating Agreement covering such Prospect shall be made subject to such prior operating agreement.

3.5 INFORMATION. In connection with the drilling of the Commitment Wells, Participant shall have free and unrestricted access, including the opportunity to occupy available space on transportation utilized by Participant for travel to and from the Commitment Wells, to the derrick floor, at Participant's sole cost, risk and expense, to observe drilling, logging, coring, testing, and other operations, to inspect core samples, to verify drilling depths and conditions, and to review results of all tests, electrical logging surveys and other downhole evaluation surveys.


                                    SECTION 4
                               LEASE ACQUISITIONS

4.1 NO LEASE ACQUISITIONS BY PARTICIPANT. Participant will not acquire any interest in any Lease within a Prospect (except from El Paso pursuant to this Agreement) or contact any party owning rights within a Prospect for any reason prior to the date of the assignment from El Paso to Participant for the relevant Prospect and the execution of an Operating Agreement for such Prospect. If Participant obtains an interest in a Lease within a Prospect in violation of the preceding sentence, then Participant shall, within 30 days of securing such interest, disclose to El Paso the terms conditions and costs associated with such interest. El Paso shall then have 15 days to elect to acquire ONE HUNDRED percent (100%) of such interest at no cost. El Paso's obligation to assign interests in Leases to Participant pursuant to Section 3.3 above shall include the Leases acquired by El Paso from Participant pursuant to this Section.


                                    SECTION 5
                  FAILURE TO PROPOSE OR DRILL COMMITMENT WELLS

5.1 PROPOSAL BY PARTICIPANT. If El Paso fails to propose the drilling of any Commitment Well on or before September 1, 2004 then Participant shall have the right to propose any such Commitment Well during the period from September 2, 2004 until October 1, 2004 by delivering to El Paso during such time period an AFE for such Commitment Well and an executed Operating Agreement for the Prospect in which the Commitment Well is located. If Participant proposes the drilling of such Commitment Well during this time period, then El Paso shall have the right elect to participate or not participate in such well as provided in the Operating Agreement. If El Paso elects to participate in the well, then Participant shall pay its share of costs of the well as provided in section 3.1 and 3.2 above and earn the interests as provided in section 3.3 above. If El Paso elects not to participate in such Commitment Well, then Participant shall be liable for and shall pay for ONE HUNDRED percent (100%) of the cost of drilling such Commitment Well that is attributable to El Paso's Original Share of such Commitment Well. Upon payment of such costs of the well in the manner and time frame set forth in article 3.2 above (i) Participant shall earn an undivided TWELVE-AND-ONE-HALF percent (12.5%) of El Paso's Original Share in the Leases in the Prospect in which such Commitment Well is located as provided in Section 3.3 above, (ii) Participant shall be entitled to receive the non-consent penalty provided for in the Operating Agreement as to SEVENTY FIVE percent (75%) of El Paso's Original Share in the Commitment Well, and (iii) El Paso's remaining TWELVE-AND-ONE-HALF percent (12.5%) of El Paso's Original Share in such Commitment Well shall not be subject to the non-consent penalty in the Operating Agreement and El Paso shall not be obligated to pay any costs of such Commitment Well to the Casing Point.

5.2 NO DRILLING. El Paso shall use reasonable efforts to commence all timely proposed Commitment Wells on or before December 31, 2004; provided however, El Paso shall not be liable to Participant for any damages or liabilities for El Paso's failure to timely commence a Commitment Well for any reason or no reason at all. If a timely proposed Commitment Well is not commenced on or before December 31, 2004, then the term of this Agreement INSOFAR AND ONLY INSOFAR as it relates to the Prospect in which such Commitment Well is located shall automatically be extended to June 1, 2005. If Participant had made a payment of the Estimated Drilling Costs for a Commitment Well which was not commenced on or before December 31, 2004, then El Paso shall either (i) deliver to Participant notice that El Paso will commence the drilling of such Commitment Well on or before February 1, 2005, or (ii) notify Participant that El Paso shall refund such Estimated Drilling Costs to Participant upon the reassignment of the Leases in the Prospect for such Commitment Well that had been conveyed to Participant by El Paso. If El Paso does not commence such Commitment Well on or before February 1, 2005, then, pending the actual commencement of such Commitment Well, El Paso shall refund such Estimated Drilling Costs to Participant upon the reassignment of the Leases in the Prospect for such Commitment Well that had been conveyed to Participant by El Paso.

If a timely proposed Commitment Well is not commenced on or before June 1, 2005, then El Paso will so notify Participant and (i) El Paso shall refund to Participant any Estimated Drilling Costs paid by Participant on such Commitment Well which had not been previously refunded (ii) Participant shall reassign the Leases in the Prospect for such Commitment Well that had been conveyed to Participant by El Paso, and (iii) the Prospect in which such Commitment Well is located will be no longer subject to this Agreement and Participant shall have no further rights to earn any interest in such Prospect. If an Operating Agreement covering such Prospect had been executed by the Parties, then such Operating Agreement shall automatically terminate and be null and void.

5.3 NO PROPOSAL. If El Paso fails to propose the drilling of any Commitment Well on or before September 1, 2004 and Participant does not timely propose the drilling of such Commitment Well, then El Paso will so notify Participant and the Prospect will be no longer subject to this Agreement and Participant shall have no further rights to earn any interests in such Prospect.

                                    SECTION 6
                                   DISCLAIMERS

6.1 INFORMATION ABOUT THE COMMITMENT WELLS. El Paso disclaims all liability and responsibility for any representation, warranty (other than the representations and warranties specifically set forth in this Agreement), statements or communications (orally or in writing) to Participant, including any information contained in any opinion, information or advice that may have been provided to Participant by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, partner, member, beneficiary, stockholder or contractor of El Paso wherever and however made, including those made in any meeting, presentation, data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by El Paso and Participant with respect to the Commitment Wells. EL PASO MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO PARTICIPANT IN CONNECTION WITH THE COMMITMENT WELLS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND EL PASO'S INTERPRETATION AND OTHER ANALYSIS THEREOF;
(ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE COMMITMENT WELLS; (iii) THE ABILITY OF THE COMMITMENT WELLS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE COMMITMENT WELLS; AND (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY EL PASO ARE PROVIDED TO PARTICIPANT AS A CONVENIENCE AND PARTICIPANT'S RELIANCE ON OR USE OF THE SAME IS AT PARTICIPANT'S SOLE RISK.

6.2 INDEPENDENT INVESTIGATION. Participant has made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Participant's own estimate and appraisal of the extent and value of the Oil and Gas reserves attributable to the Commitment Wells and the costs to explore for and develop the reserves if found). Participant has had, or will have prior to Closing and Participant has had or will have prior to acceptance of this Agreement, access to all information necessary to perform its investigation and has not relied on any representations by El Paso (other than the representations specifically set forth in this Agreement). El Paso has provided Participant and its experts the opportunity to review El Paso's data on the Commitment Wells and Participant has reviewed such data that it deems necessary. Participant understands and acknowledges that El Paso is not guaranteeing the actual costs of other vendors supplying services to the Commitment Wells.

6.3 NO WARRANTY OF TITLE. El Paso makes no representation or warranty of title except El Paso warrants title against all claims by, through or under El Paso (subject to the overriding royalty interests and other burdens described on Exhibit "E" which El Paso has previously assigned or is obligated to assign), to any interests in the Leases within the Prospects and shall not be responsible or liable to Participant if El Paso's title to such interest does not exist or fails for any reason, including but not limited to failure to pay rentals, minimum royalties or other lease maintenance payments or perform any condition of a lease, or if El Paso is unable to acquire such interest.

6.4 DELAY RENTALS. During the term of this Agreement and prior to the effective date of any Operating Agreement covering a Prospect executed by the Parties, El Paso shall pay or tender (or cause to be paid or tendered) all rentals, minimum royalties and other lease maintenance payments, if any, which may hereafter become due under the terms of the said leases covered by this Agreement in such Prospect, but shall have no liability to Participant for failure to make any such payment or tender or to make same timely or properly, unless such failure is due to the gross negligence or willful misconduct of El Paso. Prior to such effective date, El Paso will be responsible for all rental costs on the Leases within such Prospect without reimbursement from Participant. After such effective date, all rentals on the Leases within such Prospect will be paid and reimbursed in accordance with the terms of the respective Operating Agreements.


                                    SECTION 7
                                 TAX PARTNERSHIP

7.1 TAX PARTNERSHIP. Attached to each Operating Agreement will be a Tax Partnership as Exhibit "G". It is the intent and the Party will take such steps as necessary to operate these Prospects as separate Tax Partnerships, pursuant to the Tax Partnership Agreements described herein.


                                    SECTION 8
                                   USE OF RIGS

8.1 SERVICES OF AFFILIATES OF RAMSHORN. If Participant and its affilitates satisfy, in El Paso's reasonable opinion, El Paso's standards and requirements as set forth below, then until October 31, 2006, El Paso will employ Participant or its affiliates under the terms of that certain Master Drilling Contract between Sonat Exploration Company and Nabors Drilling USA, Inc. dated August 19, 1997, as amended from time to time, or that certain IADC Drilling Contract between Coastal Oil & Gas Corporation and Nabors Drilling USA, Inc. dated September 15, 1997, as amended from time to time, to drill the wells covered by this Agreement or the Operating Agreements. This Section 8.1 shall survive the termination of this Agreement until October 31, 2006, after which time the parties will negotiate in good faith the continued use of rigs for wells covered by this Agreement or the Operating Agreements; provided however, neither El Paso nor Participant shall be under any obligation to the other to enter into any agreement regarding the use of such rigs after October 31, 2006.

To be employed in the drilling of a well (to be determined on a well by well basis), Participant must be able to supply a quality drilling rig capable of efficiently drilling to the proposed depth manned by competent and efficient crews. The rig must be capable of being rigged up and ready to commence drilling on or before El Paso's estimated spud date. If El Paso and Participant have not agreed to drilling rates, then Participant's rates for a well must also be at competitive rates for the type of rig, the proposed depth and the efficiency of the rig and crew in drilling such well.

Notwithstanding anything to the contrary above, El Paso shall retain the right to drill any well using any of the two rigs it currently has committed or under contract with Grey Wolf.


                                    SECTION 9
                                   ASSIGNMENT

9.1 ASSIGNMENT. This Agreement may not be assigned by Participant other than to an Affiliate. Subject to subsection 9.2 below, Participant may assign its rights in and to any interest in a Lease that has been assigned to it by El Paso pursuant to Section 3.3.

9.2 PREFERENTIAL RIGHT TO PURCHASE. If Participant desires to transfer, sell, farm out, assign, or otherwise dispose of all or part of its interest in a Lease that has been assigned to it by El Paso pursuant to Section 3.3. Participant shall promptly give written notice to El Paso with full information about the proposed transaction, including, but not limited to, the name and address of the prospective transferee (who must be ready, willing, and able to acquire the interest and deliver the stated consideration therefor), the consideration and all terms related to the transfer. In the case of a package sale of oil and gas interests that includes all or part of Participant's interest in such Leases, or if the proposed transaction is structured as a non-simultaneous, like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended ("Code"), the interest that is subject to this preferential right shall be separately valued and the notice shall state the value attributed to the interest by the prospective transferee. El Paso shall have an optional prior right, for a period of thirty (30) days after receipt of the notice, to elect to purchase or acquire on the same terms and conditions, or on equivalent terms for a non-cash transaction, all of such interests that the Participant is proposing to transfer. This preferential right shall apply separately to each Lease or part thereof covered by this Agreement, regardless of whether it is included in the proposed transaction along with other oil and gas interests, whether as a sale, farm out, or non-simultaneous, like-kind exchange, and no provision in this Agreement shall be interpreted to defeat this preferential right. Upon exercise of this preferential right, El Paso shall agree to perform all obligations of the prospective transferee under the proposed transaction only for such interest subject to the proposed transaction. This preferential right, however, shall not exist or apply when Participant proposes (a) to mortgage its interest; (b) to dispose of or transfer its interest to an Affiliate by (i) merger, (ii) reorganization, or (iii) consolidation; (c) to sell all, or substantially all, of its exploration and production properties located in the United States of America; or (d) to transfer the interest under a property exchange transaction other than a non-simultaneous, like-kind exchange under
Section 1031 of the Code. If the proposed transaction is not consummated within six (6) months after receipt of the notice by El Paso, the interest shall again be governed by this subsection and the preferential right shall again arise for the offered interest as herein described.

                                   SECTION 10
                       PARTICIPANT'S FAVORED NATION STATUS

10.1 FAVORED NATIONS. Subject to the exceptions listed below, if El Paso has entered, or enters into a transaction prior to the completion of the Commitment Well or the plugging and abandonment of the Commitment Well within a Prospect, in which El Paso conveys or has conveyed any interest or any part of its interest in any wells, leases or lands in any part of such Prospect on terms more favorable to a third party than the terms of this Agreement pertaining to
(i) the promote (i.e. 25% for 12.5% to the Casing Point), (ii) the proportionate costs borne on any well or (iii) the proportion of net revenue interest earned to costs borne on any well, lease or prospect (a "Better Agreement"), then El Paso will provide the details of such transaction to Participant. Participant will have 15 days from the date of the receipt of such details by Participant to elect in writing to remove such Prospect from this Agreement and enter into a new agreement with El Paso (a "New Agreement") substantially the same as such Better Agreement INSOFAR AND ONLY INSOFAR as the Better Agreement covers such Prospect, with all appropriate recalculations and adjustments to be promptly made by El Paso and Participant and all further necessary actions to be taken promptly by El Paso and Participant to put them in the same position as if this Agreement did not cover such Prospect ab initio and such New Agreement had been executed contemporaneously with this Agreement. Participant's failure to respond in writing within such 15 day period will be deemed an election not to convert to the New Agreement on such Prospect.

Notwithstanding the foregoing paragraph, Participant shall not have the right to elect to convert to the New Agreement on such Prospect under the following situations:

         (i) The Better Agreement contains more favorable terms as a result of a reciprocal trade involving said third party's prospects, leasehold or wells, independent of the location of the same either within such Prospect or outside such Prospect, or

         (ii) The Better Agreement contains more favorable terms as a result of a merger, reorganization, consolidation or sale of all or substantially all of El Paso's assets to a subsidiary or parent company or to a subsidiary of a parent company, or to a company in which El Paso owns a majority of the stock.

10.2 TERM OF FAVORED NATIONS. The provisions of Section 10.1 shall terminate as to each Prospect upon the completion of the Commitment Well or the plugging and abandonment of the Commitment Well within such Prospect.

10.3 PRESENTATIONS ON FUTURE PROSPECTS. If El Paso presents a promoted prospect to a party that is not an affiliate of El Paso prior to November 1, 2005, then El Paso shall offer to make the same presentation on such promoted prospect to Participant. Participant shall have five (5) business days after receipt of notice of such presentation to elect in writing to attend a presentation of a promoted prospect at El Paso's offices. Participant shall execute a confidentiality agreement covering such promoted prospect before the presentation to Participant. A failure to make an election shall be deemed to be an election not to attend the presentation. An election not to attend a presentation on one promoted prospect is not a waiver of the right to attend future presentations of promoted prospects.

Neither El Paso nor Participant shall be under any obligation to the other to enter into any agreement on such promoted prospect.

A "promoted prospect" means one or more leases grouped together by El Paso as potentially containing hydrocarbons in commercial quantities in one or more geological formations in which a participant may earn an undivided interest in such leases by paying a greater proportion of the drilling costs and other costs than the costs attributable to the undivided interest in the leases which may be earned by the participant.


                                   SECTION 11
                                    INSURANCE

11.1 INSURANCE. As to all operations hereunder prior to the completion of the Commitment Well or the plugging and abandonment of the Commitment Well within a Prospect, El Paso shall carry for the benefit and protection of the parties hereto, the following:

     a) Worker's Compensation as required by the laws of the state in which the operations are conducted and Employer's Liability insurance with minimum limits of $1,000,000 each accident/disease per employee. Worker's Compensation and Employer's Liability insurance to include coverage for all claims under the United State Longshoremen's and Harbor Worker's Act, the Jones Act, OCSLA, "in rem", and alternate employer/borrowed servant.

     b) Comprehensive General Liability insurance in the amount of $5,000,000, including coverage for Premises/Operations, Independent Contractors, Personal Injury, Products/Completed Operations, Blanket Contractual Liability, Explosion/Collapse, Sudden and Accidental Pollution and "in rem".

     c) Umbrella (excess of underlying insurance coverage mentioned above) with a combined limit per occurrence coverage of not less than $10,000,000.

To the extent permitted by law, every such insurance policy shall contain a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against Participant. To the extent permitted by law, Participant shall also be named as additional insured in each such policy.

11.2 EXCLUSION. The above insurance shall cover Participant only in its capacity as an oil and gas lessee, as a co-owner in an oil and gas well, and as a non-operator and shall not cover Participant as a drilling contractor or other supplier of materials or services on an oil and gas well or related activities.


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

                                   SECTION 12
                                 CONFIDENTIALITY

12.1 CONTRACT AND OPERATIONS STRICTLY CONFIDENTIAL. Any information disclosed to Participant by El Paso regarding the Prospects shall be deemed to be covered by that certain confidentiality agreement dated April 23, 2003 by and between El Paso and Participant. That Agreement is hereby ratified and confirmed by the Parties.


                                   SECTION 13
                                  MISCELLANEOUS

13.1 TERM. This Agreement shall terminate on March 1, 2005 except for any liabilities and obligations accruing on or prior to such date, which shall survive the termination of this Agreement.

13.2 VALIDITY AND SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid or unenforceable provisions, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.3 NEGOTIATED INSTRUMENT. This Agreement represents a negotiated agreement and no portion shall be construed for or against either Party by virtue of its having been drafted by that Party.

13.4 SECURITIES ACT. Participant (a) understands that the oil and gas leases have not been, and will not be, registered under the Securities Act of 1933 (the "Securities Act"), or under any, state securities laws, and are being offered and sold in reliance upon certain federal and state exemptions, (b) is acquiring an interest in the oil and gas leases solely for Participant's own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the oil and gas leases and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding an interest in the oil and gas leases, (e) is able to bear the economic risk and lack of liquidity inherent in holding an interest in the oil and gas leases, and (f) is an accredited investor as defined in Regulation D promulgated under the Securities Act.

13.5 WAIVER OF DECEPTIVE TRADE PRACTICES ACTS. PARTICIPANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, PARTICIPANT CONSENTS TO THIS WAIVER.

13.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. NOT INCLUDING, HOWEVER, ANY OF ITS CONFLICTS OF LAW RULES WHICH WOULD DIRECT OR REFER TO THE LAWS OF ANOTHER JURISDICTION.

13.7 AMENDMENTS. Any amendment hereto shall become effective only upon the express written consent of El Paso and Participant, at which time it shall become effective as to all Party hereto. No amendment, modification or alteration of the terms hereof shall be binding unless the same is in writing and is in accordance with this subsection.

13.8 NOTICES. Except as otherwise expressly provided in this Agreement, all notices, payments, demands, requests or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be given either (i) in person, (ii) by United States mail, certified or registered, return receipt requested, postage prepaid, (iii) by prepaid telegram, telex, cable, telecopy, or similar means (with signed confirming copy to follow by mail), or (iv) by any other method permitted by law, as follows:

         IF TO EL PASO:                     IF TO PARTICIPANT

         Nine Greenway Plaza                515 W. Greens Road, Suite 1000
         Houston, Texas  77046              Houston, Texas 77067
         Attention:  J. T. Elzner           Attention: J.R. "Digger" Smith
         Telephone:  832.676.7817           Telephone: 281 775 8527
         Fax:  832.676.1353                 Fax: 281 775 8414

                                            With copy to:

                                            Law Department
                                            515 W. Greens Road, Suite 1000
                                            Houston, Texas 77067
                                            Attention: Bruce M. Taten
                                            Telephone: 281 775 8556
                                            Fax: 281 775 8431

14.9 ENTIRE AGREEMENT. This Agreement, its Exhibits, and other documents executed in accordance with this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

Executed as of the date first written above.

                                          El Paso Production Company

                                          By: /s/ Jon R. Nelsen
                                              ----------------------------------
                                              Jon R. Nelsen, Attorney in Fact

                                          Ramshorn Investments, Inc.


                                          By: /s/ Jordan R. Smith
                                              ----------------------------------
                                          Name: Jordan R. Smith
                                              ----------------------------------
                                          Title: President
                                                 -------------------------------


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